EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS SECOND QUARTER

FISCAL 2023 FINANCIAL RESULTS

●	Order entry of nearly $190 million for the quarter drove a company record backlog of $446.7 million as of March 31, 2023, up 9.4% from previous quarter and up 59.2% year-over-year.
●	Net revenue of $152.8 million, up 30.5% over same period last year, with sales into each of our major markets up 25-30%.
●	Gross margin of 20.2% of net revenue, even with margin compression from raw material headwind. Excluding the estimated raw material impact, adjusted gross margin was above 21% for the past four quarters.
●	Net income of $12.3 million, up 45.6% from last year’s second quarter. Diluted earnings per share of $0.96, up 43.3% from last year’s second quarter of $0.67 per share.
●	Revolver balance of $108.0 million, as a result of robust backlog growth that required an investment in work-in-process inventory. Credit facility of $160 million, on-hand cash of $16.9 million and increasing cash flow provides strong liquidity moving forward.
●	Capital investment in first six months of fiscal year 2023 of $7.3 million. Total planned capital expenditures for fiscal 2023 at $18-22 million.
●Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 4, 2023 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for its second fiscal quarter ended March 31, 2023.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Demand for our high value differentiated products and services remains very strong. Year-on-year, revenue increased 30.5% with strong gains in each of our end markets. Our robust order entry drove our backlog to a company record of $447 million, up over 59% from last year”, said Michael L. Shor, President and Chief Executive Officer. “The combination of improved product mix, volume increases, unique products and services, and continued focus on variable cost reduction led to the fourth consecutive quarter of gross margins of at least 21%, excluding the estimated impact of raw material swings.”

2nd Quarter Results

Net Revenues.  Net revenues were $152.8 million in the second quarter of fiscal 2023, an increase of 30.5% from the same period of fiscal 2022 due to increases in volume in aerospace, industrial gas turbine and other markets, combined with increases in average selling price per pound in each of our markets.  The increase in pounds sold is due to strong sales in the aerospace market, as well as our other markets, compared to the second quarter of fiscal 2022, partially offset by lower pounds sold in the chemical processing market.  The increase in product average selling price per pound largely reflects price increases and other sales factors, which increased the product average selling price per pound by approximately $4.70. It also includes a favorable product mix, which increased product average selling price per pound by approximately $1.02, partially offset by slightly lower market prices of raw materials, which decreased product average selling price per pound by approximately $0.04

Cost of Sales. Cost of sales was $121.9 million, or 79.8% of net revenues, in the second quarter of fiscal 2023 compared to $93.6 million, or 80.0% of net revenues, in the same period of fiscal 2022.

Gross Profit.  Gross profit was $30.9 million for the second quarter of fiscal 2023, an increase of $7.5 million from the same period of fiscal 2022.  Gross profit in the second quarter of fiscal 2023 increased compared to the same quarter of the prior year as a result of variable cost saving measures and a higher utilization of fixed costs driven from greater volumes shipped, which was partially offset by higher raw material prices included in cost of sales relative to the impact of raw material price adjustors in selling prices.  Gross profit in the second quarter of fiscal 2022 benefited from lower raw material prices included in cost of sales relative to the impact of raw material price adjustors in selling prices, which increased gross profit.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $12.7 million for the second quarter of fiscal 2023, an increase of $0.9 million, or 7.8%, from the same period of fiscal 2022.  The decrease as a percent of net revenues from 10.1% to 8.3% for selling, general and administrative expense was largely driven by higher net revenues.  The higher spend in the second quarter of fiscal 2023 as compared to the second quarter of fiscal 2022 is a result of higher spending on outside costs related to information systems in addition to a $0.3 million loss incurred in the second quarter of fiscal 2023 due to an uncollectible receivable from one customer.  This higher spend was partially offset by lower management incentive compensation costs of $0.2 million and lower exchange rate losses of $0.2 million.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 0.7% of net revenue, for the second quarter of fiscal 2023, compared to $0.9 million, or 0.8% of net revenue, in the same period of fiscal 2022.

Operating Income.  The above factors, including increased sales volume, higher pricing as well as continued variable cost reductions, has led to improved operating income.  Operating income in the second quarter of fiscal 2023 was $17.1 million compared to $10.7 million in the same period of fiscal 2022.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was a benefit of $0.4 million in the second quarter of fiscal 2023 compared to a benefit of $1.1 million in the same period of fiscal 2022.  The lower benefit recorded in nonoperating retirement benefit was primarily driven by an increase in the discount rate used in the actuarial valuation of the U.S. pension plan liability as of September 30, 2022 which resulted in a higher interest cost component of nonoperating retirement benefit expense (income) in the second quarter of fiscal 2023 when compared to the second quarter of fiscal 2022.   Partially offsetting the higher interest cost was the amortization of the actuarial gains of the U.S. pension plan liability in the second quarter of fiscal 2023.

Income Taxes. Income tax expense was $3.3 million during the second quarter of fiscal 2023, a difference of $0.5 million from expense of $2.8 million in the same period of fiscal 2022, driven primarily by a difference in income before income taxes of $4.4 million. The second quarter of fiscal 2023 benefited from a discrete tax benefit of approximately $0.3 million that was related to restricted stock vestings and option exercises that occurred during the quarter.  The effective tax rate in the second quarter of fiscal 2023 was 21.0% as compared to 24.7% during the same period of fiscal 2022.

Net Income.  As a result of the above factors, net income in the second quarter of fiscal 2023 was $12.3 million, compared to $8.5 million in the same period of fiscal 2022.

Volumes and Pricing

Volume shipped in the second quarter of fiscal 2023 was 4.7 million pounds which is 7.6% higher than the same quarter in the prior fiscal year.  Aerospace volume increased 9.6% along with a 14.8% increase in aerospace average selling price, resulting in a 25.9% or $13.7 million aerospace revenue increase compared to the prior year. The volume increase was primarily driven by the single-aisle commercial aircraft recovery. Volumes in the chemical processing industry (CPI) decreased by 2.9%.  However, CPI average selling price increased 28.9%, which resulted in a 25.2% or $5.8 million CPI revenue increase compared to the prior year. Industrial gas turbine (IGT) volumes were up 1.0% along with a 29.5% increase in the IGT average selling price, which resulted in a 30.8% or $7.6 million IGT revenue increase compared to the prior year.  Other markets revenue increased 79.9%, and other revenue increased by 12.7%.

The Company has an ongoing strategy of increasing margins.  This is achieved by reducing processing costs as well as increasing pricing for the high-value, differentiated products and services it offers. The Company implemented multiple price increases for contract and non-contract business as market conditions improved and in response to higher inflation.  Customer long-term agreements typically have adjustors for specific raw material prices and for changes in the producer price index to help cover general inflationary items.  The product average selling price per pound in the second quarter of fiscal 2023 was $31.11, which is a 22.3% increase year-over-year, primarily due to the noted price increases and raw material adjustors.

Gross Profit Margin Trend Performance

The Company has made a significant strategic effort to improve gross margins over the past few years.  As a result of this strategy, the Company reduced the volume breakeven point by over 25%. The Company previously struggled to be profitable at roughly 5.0 million pounds. With the current product mix, the Company can generate profits at lower volumes as first demonstrated in the third quarter of fiscal 2021, producing a positive net income at only 3.7 million pounds shipped.

Gross profit margin was 20.2% in the second quarter of fiscal 2023 compared to 20.0% in the same period last year and 17.4% in first quarter of fiscal 2023.  Volatility of raw materials, specifically nickel and cobalt, have impacted gross margins.  During fiscal 2022 this impact was favorable due to rising raw material prices which increased gross margins; however, in the first and second quarter of fiscal 2023 this impact was unfavorable due to decreasing raw material prices which lowered gross margins.  The estimated impact from raw material volatility in the first quarter of fiscal 2023 was a headwind of $5.6 million compressing gross margin percentage by approximately 4.2%.  Similarly, the estimated impact from raw material volatility in the second quarter of fiscal 2023 was a headwind of $1.7 million that compressed gross margin percentage by approximately 1.1%.  This compares to the previous year’s estimated impact in the second quarter of fiscal 2022 that was a favorable tailwind of approximately $2.6 million which increased gross margin percentage by approximately 2.2%.

Backlog

The Company experienced continued high levels of order entry over the past quarter.  The Company established a record backlog of $446.7 million as of March 31, 2023, an increase of $38.6 million, or 9.4% from the first quarter of fiscal 2023 and an increase of $166.1 million, or 59.2%, from the same period of last year.   In addition, the backlog has increased for 23 consecutive months.  Backlog pounds increased 3.9% during the second quarter to approximately 14.1 million pounds and has increased by 33.1% from the second quarter of fiscal 2022.  The growth was predominately in the aerospace and industrial gas turbine markets.

Capital Spending

During the first six months of fiscal 2023, capital investment was $7.3 million, and total planned capital expenditures for fiscal 2023 are expected to be between $18.0 million and $22.0 million.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $427.9 million as of March 31, 2023, an increase of $49.6 million, or 13.1%, from $378.3 million as of September 30, 2022. The increase resulted primarily from inventory increasing by $39.9 million, accounts payable and accrued expenses decreasing by $4.9 million and accounts receivable increasing by $4.8 million during the first six months of fiscal 2023.

Liquidity

The Company had cash and cash equivalents of $16.9 million as of March 31, 2023 compared to $8.4 million as of September 30, 2022.  Additionally, the Company had $108.0 million of borrowings against the $160.0 million line of credit outstanding with remaining capacity available of $52.0 million as of March 31, 2023, putting total liquidity at $68.9 million.

Net cash used in operating activities in the first six months of fiscal 2023 was $19.7 million compared to net cash used in operating activities of $36.8 million in the first six months of fiscal 2022.  The decrease in cash used in operating activities in the first six months of fiscal 2023 was driven by an increase in accounts receivable of $1.1 million as compared to an increase of $17.8 million during the same period of fiscal 2022, an increase in inventory of $34.4 million as compared to an increase of $44.1 million during the same period of fiscal 2022 and net income of $20.1 million for the first six months of fiscal 2023 as compared to net income of $13.1 million during the same period of fiscal 2022.  This was partially offset by a decrease in accounts payable and accrued expenses of $8.9 million during the first six months of fiscal 2023 as compared to an increase of $0.6 million during the same period of fiscal 2022, a difference of $9.5 million.

Net cash used in investing activities was $7.3 million in the first six months of fiscal 2023, which was comparable to investing activities of $7.7 million during the same period of fiscal 2022 due to lower additions to property, plant and equipment.

Net cash provided by financing activities was $34.6 million in the first six months of fiscal 2023, an increase of $25.4 million from cash provided by financing activities of $9.2 million during the first six months of fiscal 2022.  This difference was primarily driven by a net borrowing of $33.3 million against the revolving line of credit during the first six months of fiscal 2023 compared to a net borrowing of $21.5 million during the same period of fiscal 2022.  Additionally, the Company had proceeds from the exercise of stock options of $8.2 million during the first six months of fiscal 2023 as compared to proceeds from exercise of stock options of $0.2 million during the same period of fiscal 2022 and lower share repurchases of $0.9 million in the first six months of fiscal 2023 as compared to $6.8 million during the same period of fiscal 2022.  Dividends paid of $5.6 million during the first six months of fiscal 2023 were comparable to same period of fiscal 2022.

Dividend Declared

On May 4, 2023, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable June 15, 2023 to stockholders of record at the close of business on June 1, 2023.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

Given the strength of the Company’s record backlog, along with the workforce additions and work-in-process inventory investments, the Company expects revenue and earnings in the third quarter of fiscal 2023 to be higher than the second quarter of fiscal 2023.  Further, the Company continues to expect the full year fiscal 2023 to be 15-20% higher than fiscal 2022 for both revenue and earnings.

Earnings Conference Call

The Company will host a conference call on Friday, May 5, 2023 to discuss its results for the second quarter of fiscal 2023.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 5, 2023	Dial-In Numbers:	888-506-0062 (Domestic)
Time:	9:00 a.m. Eastern Time		973-528-0011 (International)
		Access Code:	446784

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, May 5th at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday, June 4, 2023. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Replay Passcode:	48148

A replay of the Webcast will also be available for one year at www.haynesintl.com.

Non-GAAP Financial Measures

This press release includes financial measures, including Adjusted EBITDA for the fiscal quarters ended March 31, 2022 and 2023 and Adjusted gross profit margin – excluding estimated impact of nickel and cobalt fluctuations for the fiscal quarters ended March 31, 2022 through March 31, 2023 that have not been calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Reconciliations of Adjusted EBITDA and Adjusted gross profit margin – excluding estimated impacts of nickel and cobalt fluctuations to their most directly comparable financial measure prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry trends and prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s guidance and outlook for fiscal 2023 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated impact on our results, gross margin and gross margin trends, capital expenditures, demand for our products and operations and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2023	2022	2023
Net revenues	$117,056	$152,786	$216,486	$285,459
Cost of sales	93,643	121,908	175,296	231,543
Gross profit	23,413	30,878	41,190	53,916
Selling, general and administrative expense	11,782	12,702	23,144	23,654
Research and technical expense	944	1,047	1,849	2,020
Operating income	10,687	17,129	16,197	28,242
Nonoperating retirement benefit expense (income)	(1,088)	(365)	(2,176)	(731)
Interest income	(6)	(10)	(14)	(16)
Interest expense	514	1,865	814	3,366
Income before income taxes	11,267	15,639	17,573	25,623
Provision for income taxes	2,783	3,290	4,430	5,535
Net income	$8,484	$12,349	$13,143	$20,088
Net income per share:
Basic	$0.68	$0.98	$1.05	$1.59
Diluted	$0.67	$0.96	$1.04	$1.56
Weighted Average Common Shares Outstanding
Basic	12,331	12,544	12,350	12,522
Diluted	12,474	12,787	12,531	12,766

Dividends declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	March 31,
	2022	2023
ASSETS
Current assets:
Cash and cash equivalents	$8,440	$16,859
Accounts receivable, less allowance for credit losses of $428 and $846 at September 30, 2022 and March 31, 2023, respectively	94,912	99,729
Inventories	357,556	397,481
Income taxes receivable	—	2,152
Other current assets	3,514	3,658
Total current assets	464,422	519,879
Property, plant and equipment, net	142,772	142,686
Deferred income taxes	5,680	5,858
Other assets	9,723	9,514
Goodwill	4,789	4,789
Other intangible assets, net	4,909	4,938
Total assets	$632,295	$687,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,886	$51,167
Accrued expenses	19,294	18,146
Income taxes payable	828	677
Accrued pension and postretirement benefits	3,371	3,371
Deferred revenue—current portion	2,500	2,500
Total current liabilities	80,879	75,861
Revolving credit facilities - Long-term	74,721	108,000
Long-term obligations (less current portion)	7,848	7,701
Deferred revenue (less current portion)	7,829	6,579
Deferred income taxes	3,103	3,285
Operating lease liabilities	576	486
Accrued pension benefits (less current portion)	21,090	18,079
Accrued postretirement benefits (less current portion)	60,761	61,914
Total liabilities	256,807	281,905
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,854,773 and 13,123,811 shares issued and 12,479,741 and 12,731,248 shares outstanding at September 30, 2022 and March 31, 2023, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	266,193	275,962
Accumulated earnings	135,040	149,514
Treasury stock, 375,032 shares at September 30, 2022 and 392,563 shares at March 31, 2023	(14,666)	(15,591)
Accumulated other comprehensive loss	(11,092)	(4,139)
Total stockholders’ equity	375,488	405,759
Total liabilities and stockholders’ equity	$632,295	$687,664

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2022	2023
Cash flows from operating activities:
Net income	$13,143	$20,088
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	9,252	8,932
Amortization	322	216
Pension and post-retirement expense - U.S. and U.K.	1,100	1,306
Change in long-term obligations	(16)	(41)
Stock compensation expense	1,817	1,541
Deferred revenue	(1,250)	(1,250)
Deferred income taxes	4,009	231
Loss on disposition of property	—	65
Change in assets and liabilities:
Accounts receivable	(17,830)	(1,134)
Inventories	(44,124)	(34,370)
Other assets	1,282	110
Accounts payable and accrued expenses	598	(8,888)
Income taxes	(701)	(2,346)
Accrued pension and postretirement benefits	(4,411)	(4,187)
Net cash used in operating activities	(36,809)	(19,727)
Cash flows from investing activities:
Additions to property, plant and equipment	(7,729)	(7,292)
Net cash used in investing activities	(7,729)	(7,292)
Cash flows from financing activities:
Revolving credit facility borrowings	35,000	84,128
Revolving credit facility repayments	(13,500)	(50,849)
Dividends paid	(5,587)	(5,603)
Proceeds from exercise of stock options	224	8,228
Payment for purchase of treasury stock	(6,795)	(925)
Payment for debt issuance cost	—	(245)
Payments on long-term obligations	(120)	(138)
Net cash provided by financing activities	9,222	34,596
Effect of exchange rates on cash	(208)	842
Increase (decrease) in cash and cash equivalents:	(35,524)	8,419
Cash and cash equivalents:
Beginning of period	47,726	8,440
End of period	$12,202	$16,859

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	March 31,	June 30,	September 30,	December 31,	March 31,
(dollars in thousands)	2022	2022	2022	2022	2023
Net revenues	$117,056	$130,165	$143,810	$132,673	$152,786
Gross profit margin	23,413	33,222	31,921	23,038	30,878
Gross profit margin %	20.0%	25.5%	22.2%	17.4%	20.2%
Adjusted gross profit margin(1)	20,813	29,122	30,921	28,638	32,578
Adjusted gross profit margin %(1)	17.8%	22.4%	21.5%	21.6%	21.3%

Net income	8,484	15,608	16,336	7,739	12,349
Net income per share:
Basic	$ 0.68	$ 1.25	$ 1.31	$ 0.62	$ 0.98
Diluted	$ 0.67	$ 1.24	$ 1.30	$ 0.61	$ 0.96

(1)	Adjusted gross profit margin and adjusted gross profit margin percentage exclude estimated impact of nickel and cobalt fluctuations (See Schedule 6 for reconciliation to Gross profit margin).

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2022	2022	2022	2022	2023
Net revenues (in thousands)
Aerospace	$52,918	$60,981	$67,647	$64,518	$66,612
Chemical processing	22,850	24,180	27,185	22,715	28,605
Industrial gas turbines	24,788	23,991	28,501	26,025	32,420
Other markets	9,755	14,518	14,946	14,722	17,550
Total product revenue	110,311	123,670	138,279	127,980	145,187
Other revenue	6,745	6,495	5,531	4,693	7,599
Net revenues	$117,056	$130,165	$143,810	$132,673	$152,786

Shipments by markets (in thousands of pounds)
Aerospace	1,808	2,142	2,402	2,187	1,982
Chemical processing	870	882	921	786	845
Industrial gas turbines	1,416	1,090	1,242	1,289	1,430
Other markets	244	427	318	290	410
Total shipments	4,338	4,541	4,883	4,552	4,667

Average selling price per pound
Aerospace	$29.27	$28.47	$28.16	$29.50	$33.61
Chemical processing	26.26	27.41	29.52	28.90	33.85
Industrial gas turbines	17.51	22.01	22.95	20.19	22.67
Other markets	39.98	34.00	47.00	50.77	42.80
Total product (product only; excluding other revenue)	25.43	27.23	28.32	28.12	31.11
Total average selling price (including other revenue)	$26.98	$28.66	$29.45	$29.15	$32.74

Schedule 6

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES - ADJUSTED EBITDA AND ADJUSTED GROSS PROFIT MARGIN – EXCLUDING ESTIMATED IMPACTS OF NICKEL AND COBALT FLUCTUATIONS

(Unaudited)

(in thousands, except share data)

Adjusted EBITDA

Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated operating income (loss) non-cash charges for depreciation, amortization and stock compensation expense.  Management believes that Adjusted EBITDA provides a relevant indicator of the Company’s value by eliminating the impact of financing and other non-cash impacts of past investments.  Management uses its results excluding these non-cash amounts to evaluate its operating performance.

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2023	2022	2023
Operating income	$10,687	$17,129	$16,197	$28,242
Depreciation	4,616	4,485	9,252	8,932
Amortization (excluding debt issuance costs recorded in interest expense)	33	32	238	123
Stock compensation expense	863	771	1,817	1,541
Adjusted EBITDA	$16,199	$22,417	$27,504	$38,838
Adjusted EBITDA as a percentage of Net revenues	13.8%	14.7%	12.7%	13.6%

Adjusted Gross Profit Margin – Excluding estimated impact of nickel and cobalt fluctuations

Management believes that Gross profit margin – Excluding estimated impact of nickel and cobalt fluctuations provides a relevant indicator of the Company’s profitability by eliminating the impact of fluctuating impacts of nickel and cobalt prices which can compress or expand gross profit margin.  The estimated gross margin impact from nickel and cobalt price fluctuations is derived from a model developed by the Company to measure how the price changes flow through net revenues and cost of sales.  This model incorporates flow across each different type of pricing mechanism and the timing of how cost of nickel and cobalt flow to cost of sales including the impacts of the commodity price exposure of our scrap cycle. Management uses its results excluding these nickel and cobalt impacts to evaluate its operating performance.

	March 31,	June 30,	September 30,	December 31,	March 31,
(dollars in thousands)	2022	2022	2022	2022	2023
Gross profit margin	$23,413	$33,222	$31,921	$23,038	$30,878
Gross profit margin %	20.0%	25.5%	22.2%	17.4%	20.2%
Estimated impact of nickel and cobalt fluctuations	(2,600)	(4,100)	(1,000)	5,600	1,700
Adjusted gross profit margin - excluding estimated impact of nickel and cobalt fluctuations	$20,813	$29,122	$30,921	$28,638	$32,578
Adjusted gross profit margin % - excluding estimated impact of nickel and cobalt fluctuations	17.8%	22.4%	21.5%	21.6%	21.3%